Exhibit 99.1

            SPECTRUM CONTROL REPORTS FOURTH QUARTER AND ANNUAL PROFIT

     FOURTH QUARTER CUSTOMER ORDERS UP 49% AND SALES UP 17% FROM A YEAR AGO

FAIRVIEW, Pa., Jan. 12 /PRNewswire-FirstCall/ --

                                  FlashResults
                          Spectrum Control, Inc. (SPEC)
                          (Numbers in Thousands, Except
                                 Per Share Data)

                                 4th quarter ended               4th quarter ended
                                     11/30/2005         YTD          11/30/2004           YTD
                                 -----------------   ---------   -----------------   ---------
Sales                            $          25,429   $  98,354   $          21,688   $  80,477
Net Income                       $           1,118   $   4,605   $           1,029   $   4,166
Average Shares                              13,166      13,160              13,146      13,162
EPS                              $            0.08   $    0.35   $            0.08   $    0.32

         Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the fourth quarter and fiscal year ended November 30, 2005.

         For the fourth quarter of fiscal 2005, the Company reported net income of $1,118,000 or nine cents per share (eight cents diluted) on sales of $25,429,000, compared to net income of $1,029,000 or eight cents per share on sales of $21,688,000 for the same period last year.

         For the fiscal year 2005, the Company generated net income of $4,605,000 or 35 cents per share on sales of $98,354,000. In fiscal year 2004, the Company had net income of $4,166,000 or 32 cents per share on sales of $80,477,000.

         Dick Southworth, the Company's President and Chief Executive Officer commented, "Throughout the fourth quarter, customer orders increased for virtually all of our businesses and major product lines, with total orders of $31.7 million, up 27% from the preceding quarter. Customer orders received for our signal and power integrity components totaled $14.7 million, an increase of $2.0 million or 16% from the comparable quarter of 2004. These orders reflect increased demand for our electromagnetic interference (EMI) filter products. Orders received for our microwave components and systems grew by $6.8 million or 91% from a year ago. In addition to the positive impact of our microwave business acquisitions, demand for these products in military/aerospace applications continues to be particularly strong. Customer orders for our power management systems were $2.2 million in the current quarter, more than double the level of a year ago, primarily driven by the use of these advanced systems in telecom infrastructure equipment and computer networks."

         Mr. Southworth continued, "Despite dealing with the aftermath of Hurricane Katrina and its impact on our New Orleans ceramic operations, our overall profitability for the current quarter was up 9% from the same period last year. This was accomplished even though we experienced some EMI product shipment delays from the unavailability of ceramic capacitors, incurred additional costs to purchase ceramic products from third party suppliers, and recorded certain uninsured clean-up costs associated with the Hurricane. With our recent acquisition of ceramic manufacturing facilities in State College, PA, we are very confident that we can begin full production of our ceramic requirements later this year. This resumption of ceramic production will increase our manufacturing and shipment capacity for EMI products, and should significantly enhance our profitability."

QUARTER HIGHLIGHTS

         Successful Acquisition

         On October 31, 2005, we acquired JDK Controls, Inc. (JDK). JDK, based in Grass Valley, California, is a designer and manufacturer of precision co-molded conductive plastic potentiometers and assemblies. The total purchase price of the acquisition, including the payoff of certain JDK indebtedness, was $4.1 million. The purchase price was entirely funded with our available cash reserves.

         With this acquisition, we continue to execute our strategic plan of product expansion and market diversification. Potentiometers (electro-mechanical control devices, converting rotary or linear motion) represent a new product area for us with expanded market opportunities. In addition to aerospace and military markets, JDK's products also serve various commercial markets which comprise approximately 40% of JDK's total annual sales. Major applications for JDK products include medical and meteorological instruments, animatronics and robotics, aircraft flap position actuators, cockpit instrumentation, missile programs, military vehicles, fighter aircraft, security camera positioning controls, and various automotive controls. These products and applications will provide the base upon which we will build our new Sensors and Controls business segment. JDK product sales of $639,000 were generated and included in our fourth quarter consolidated sales.

         Strong Cash Flow

         Our operating cash flow remains very strong. Net cash generated by operating activities amounted to $4.5 million during the fourth quarter of 2005, an increase of $1.2 million or 37% from the preceding quarter. This positive cash flow reflects our profitable operating performance, as well as improved accounts receivable turnover rates. For the fiscal year ended November 30, 2005, the Company realized net cash from operations of $8.9 million.

         Impact of Hurricane Katrina

         As a result of Hurricane Katrina, we realized asset impairment losses (before expected insurance proceeds) of $1.0 million for inventories and $3.6 million for building and equipment. In addition, we incurred direct clean-up, asset assessment, and repair costs of $1.7 million in the fourth quarter of fiscal 2005. At November 30, 2005, we had received $1.0 million of insurance proceeds and expect to receive another $5.0 million in fiscal 2006 upon final settlement of all related claims. Accordingly, in connection with the Hurricane, we recorded net losses and expenses of $274,000. This amount has been included in general and administrative in the Company's statements of income for the fourth quarter and fiscal year ended November 30, 2005.

BUSINESS SEGMENT DISCUSSION

         In addition to our newly created sensors and controls business segment, our operations are currently conducted in three other reportable segments: signal and power integrity components; RF and microwave components and systems; and power management systems.

         Our Signal and Power Integrity Components Business designs and manufactures a broad range of products including low pass EMI filters and our recently developed motor line feed thru (MLFT) filters. Sales of our signal and power integrity components were $12.2 million in the fourth quarter of fiscal 2005, compared to $16.0 million in the same quarter last year. We believe that approximately $2.1 million of this shipment decrease is directly related to the lack of available ceramic capacitors. In addition to this revenue shortfall, operating costs for this business segment increased by approximately $500,000 in the current quarter from purchasing required ceramic capacitors from outside suppliers. With the acquisition of the State College facilities, we expect that these negative impacts will begin to diminish during the second quarter of fiscal 2006.

         Our RF and Microwave Components and Systems Business (formerly known as our Frequency Control Products Group) designs and manufactures many products, including ceramic patch antennas, duplexers, lumped element filters, amplifiers, frequency mixers, oscillators, synthesizers, multiple channel filter banks, and related products and integrated assemblies. Sales for this business were $10.7 million in the current quarter, up $6.0 million or 127% from the same period last year. For the fiscal year ended November 30, 2005, sales were $38.4 million, up $24.5 million or 184% from fiscal 2004. These increases reflect organic growth as well as the positive impact of our recent acquisitions. While RF and microwave components and systems are used in numerous industries and applications, sales in fiscal 2005 have been particularly strong throughout the military/aerospace sector.

         Our Power Management Systems Business designs and manufactures circuit breaker panels, custom power outlet strips, and our Smart Start power management systems. Sales of these products were $1.9 million in the fourth quarter of 2005, an increase of $964,000 or 105% from a year ago. For the fiscal year 2005, sales were $7.1 million, up $3.6 million or 103% from the prior year. In addition to this sales growth, operating margins for these products continue to improve from greater manufacturing efficiencies and economies of scale. These advanced systems are used in various infrastructure equipment including wireless base stations, optical networks, IT hubs, data centers, and certain military applications. Since the introduction of these products a few years ago, we continue to gain customer recognition and market share.

RECENT DEVELOPMENTS

         New $35 Million Line of Credit

         On December 12, 2005, we entered into a five-year revolving credit facility with PNC Bank, N.A. This new $25 million credit facility, with an additional $10 million expansion feature, replaces our existing line of credit and will be used for business acquisitions and working capital needs to support our planned growth. The expanded line of credit, which reflects our strong financial position and consistent operating performance, gives us greater flexibility in executing our strategic plan and related growth initiatives.

         New Ceramic Operations in State College

         On December 30, 2005, we purchased certain land and manufacturing facilities in State College, Pennsylvania. The property, which was acquired from Murata Electronics North America, consists of 53 acres of land and approximately 250,000 square feet of modern ceramic manufacturing facilities. The total cost of the purchase was $5.1 million. The acquired facilities will become the design and manufacturing center for our new ceramic operations.

CURRENT BUSINESS OUTLOOK

         Mr. Southworth continued, "In connection with our new State College ceramic facilities, our current plan is to begin pre-production volumes as early as February 2006 (pending receipt of applicable governmental permits), with full production during the third quarter of fiscal 2006. Because of inherent uncertainties associated with the phase-in of ceramic production, we are unable to provide any specific guidance for the Company's 2006 first quarter earnings. Based upon the current strong customer order trends, and our commitment to dynamic growth through strategic acquisitions and diversification of products and markets, we remain very confident and optimistic about fiscal 2006 and beyond."

FORWARD-LOOKING INFORMATION

         This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

         Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

SIMULTANEOUS WEBCAST AND TELECONFERENCE REPLAY

         Spectrum Control, Inc. will host a teleconference to discuss fourth quarter and 2005 fiscal year results on Thursday, January 12, 2006, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com or www.vcall.com. A taped replay of the call will be available through January 13, 2006 at 877-660-6853, access account 286, conference 186829, or for 30 days over the Internet at the Company's website.

ABOUT SPECTRUM CONTROL

         Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. Although Spectrum Control products are used in many industries worldwide, the Company's largest markets are telecommunications equipment and military/aerospace. For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

         CORPORATE HEADQUARTERS           INVESTOR RELATIONS
         ----------------------------     --------------------------------------
         8031 Avonia Road                 John P. Freeman, Senior Vice President
         Fairview, PA  16415              and Chief Financial Officer
         Phone:  814/474-2207             Spectrum Control, Inc.
         Fax:  814/474-2208               Phone:  814/474-4310

                                - Table Follows -

SPECTRUM CONTROL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollar Amounts in Thousands)

                                                                November 30,    November 30,
                                                                    2005            2004
                                                               -------------   -------------
ASSETS

Current assets
   Cash and cash equivalents                                   $       8,386   $      17,535
   Accounts receivable, net
      Trade                                                           16,188          15,484
      Insurance recovery                                               5,000               -
   Inventories                                                        17,832          15,372
   Deferred income taxes                                               1,621           1,171
   Prepaid expenses and other current assets                             672           1,300
                                                               -------------   -------------
        Total current assets                                          49,699          50,862
Property, plant and equipment, net                                    15,484          15,966
Noncurrent assets
   Goodwill                                                           28,362          22,019
   Other                                                               4,457           2,502
                                                               -------------   -------------
        Total assets                                           $      98,002   $      91,349
                                                               =============   =============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Accounts payable                                            $       6,760   $       4,238
   Income taxes payable                                                  266              17
   Accrued liabilities                                                 2,913           3,926
   Current portion of long-term debt                                     290             390
                                                               -------------   -------------
        Total current liabilities                                     10,229           8,571
Long-term debt                                                         1,426           1,716
Deferred income taxes                                                  4,986           4,220
Stockholders' equity                                                  81,361          76,842
                                                               -------------   -------------
        Total liabilities and stockholders' equity             $      98,002   $      91,349
                                                               =============   =============

SPECTRUM CONTROL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(Amounts in Thousands Except Per Share Data)

                                                      For the Quarter Ended          For the Year Ended
                                                           November 30,                  November 30,
                                                   ---------------------------   ---------------------------
                                                       2005           2004           2005           2004
                                                   ------------   ------------   ------------   ------------
Net sales                                          $     25,429   $     21,688   $     98,354   $     80,477

Cost of products sold                                    18,437         15,666         72,579         57,928
                                                   ------------   ------------   ------------   ------------
Gross margin                                              6,992          6,022         25,775         22,549

Selling, general and
 administrative expense                                   5,461          4,324         18,641         15,844
                                                   ------------   ------------   ------------   ------------
Income from operations                                    1,531          1,698          7,134          6,705

Other income (expense)
      Interest expense                                        -            (26)          (110)          (112)
      Other income and expense, net                          83             38            299            184
                                                   ------------   ------------   ------------   ------------
                                                             83             12            189             72
                                                   ------------   ------------   ------------   ------------
Income before provision
 for income taxes                                         1,614          1,710          7,323          6,777

Provision for income taxes                                  496            681          2,718          2,611
                                                   ------------   ------------   ------------   ------------
Net income                                         $      1,118   $      1,029   $      4,605   $      4,166
                                                   ============   ============   ============   ============
Earnings per common share:
      Basic                                        $       0.09   $       0.08   $       0.35   $       0.32
                                                   ============   ============   ============   ============
      Diluted                                      $       0.08   $       0.08   $       0.35   $       0.32
                                                   ============   ============   ============   ============
Average number of common
 shares outstanding :
      Basic                                              13,062         13,030         13,054         13,012
                                                   ============   ============   ============   ============
      Diluted                                            13,166         13,146         13,160         13,162
                                                   ============   ============   ============   ============

SPECTRUM CONTROL, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

                                                      For the Quarter Ended         For the Year Ended
                                                           November 30,                  November 30,
                                                   ---------------------------   ---------------------------
                                                       2005           2004           2005           2004
                                                   ------------   ------------   ------------   ------------
Selected Financial Data,
 as a Percentage of Net Sales:

   Net sales                                              100.0%         100.0%         100.0%         100.0%
   Cost of products sold                                   72.5           72.3           73.8           72.0
                                                   ------------   ------------   ------------   ------------
   Gross margin                                            27.5           27.7           26.2           28.0
   Selling, general and
    administrative expense                                 21.5           19.9           18.9           19.7
                                                   ------------   ------------   ------------   ------------
   Income from operations                                   6.0            7.8            7.3            8.3
   Other income (expense)
     Interest expense                                         -           (0.1)          (0.1)          (0.1)
     Other income and expense, net                          0.3            0.2            0.3            0.2
                                                   ------------   ------------   ------------   ------------
   Income before provision for
    income taxes                                            6.3            7.9            7.5            8.4
   Provision for income taxes                               1.9            3.2            2.8            3.2
                                                   ------------   ------------   ------------   ------------
   Net income                                               4.4%           4.7%           4.7%           5.2%
                                                   ============   ============   ============   ============

Selected Operating Segment Data:
(Dollar Amounts in Thousands)

   Signal and power integrity components:
       Customer orders received                    $     14,737   $     12,758   $     51,685   $     60,481
       Net sales                                         12,193         16,044         52,248         63,459

   RF and microwave components
    and systems :
       Customer orders received                          14,304          7,490         45,441         15,970
       Net sales                                         10,711          4,722         38,387         13,538

   Power management systems :
       Customer orders received                           2,195          1,010          8,007          3,898
       Net sales                                          1,886            922          7,080          3,480

   Sensors and controls :
       Customer orders received                             470              -            470              -
       Net sales                                            639              -            639              -